  EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A POS, of our independent auditor’s report dated July 25, 2023, with respect to the audited balance sheets of Eco Allies, Inc. as of March 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ deficit, cash flows and related notes to the financial statements for the years then ended.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

August 31, 2023